Exhibit 10.3

BELLRING BRANDS, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT

BELLRING BRANDS, INC. (the “Company”), hereby grants to the individual named below (the “Optionee”) a Non-Qualified Stock Option (the “Option”) set forth below, effective on the Date of Grant set forth below, subject to the Optionee timely executing and delivering to the Company, pursuant to such procedures as the Company will establish from time to time, this Non-Qualified Stock Option Agreement (this “Agreement”). The Option shall vest and become exercisable according to the schedule described below, subject to earlier termination of the Option, as provided in this Agreement and the terms and conditions of the BellRing Brands, Inc. 2019 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement shall have the same definitions as in the Plan.
Optionee:
Number of Shares:
Exercise Price per Share:
Date of Grant:
Vesting/Exercisability Schedule:
Term: 10 years from Date of Grant

1.Exercise. Optionee may exercise the Vested Option (as such term is defined in and determined in accordance with Section 2 below) during the Term from time to time by tendering to the Company (or its designated agent), written notice of exercise, which will state the number of Shares under the Option to be exercised, together with the purchase price in either cash or, if the Company so permits, in Shares at the Fair Market Value. The purchase price and/or any withholding obligation may be payable through a net or cashless exercise as permitted by the Company or through such other methods as the Company may approve in its discretion.
2.Vesting.
(a)    The Option vests and becomes exercisable as set forth above and in accordance with Sections 2(b), 2(c) and 2(d) below (each such date, a “Vesting Date” and the portion of the Option that is vested and exercisable following each such Vesting Date, the “Vested Option”), subject in all cases to applicable law and Company policy. The Vested Option remains exercisable for its full Term as set forth above.
(b)    The vesting of each installment of the Option is, in all cases, subject to the Optionee continuing to be employed by the Company (or an Affiliate or Parent, if applicable) and, subject to Sections 2(c) and (d), unvested Options shall be forfeited upon a termination of employment; provided, that such Options shall not be forfeited in the event that Section 2(d) may cause such Options to become Vested Options until such time as the vesting provided in Section 2(d) may no longer occur. The entire Option will become a Vested Option as of the date of the Optionee’s death or Disability, if such events occur prior to the applicable Vesting Dates.
(c)    In addition to the accelerated vesting that may occur in connection with a Change in Control pursuant to Section 6(g) of the Plan, in the event the Optionee’s employment with the Company or its Affiliates or Parent will terminate as a result of the Optionee being employed with a Subsidiary of the Company that is intended to be transferred to an unaffiliated person, and as a result such Subsidiary will cease to be a part or Affiliate of the Company or its Parent, and such unaffiliated person or its affiliates does not agree to assume in writing, on substantially the same terms, the Option and the obligations hereunder, the entire Option shall become a Vested Option as of immediately prior to the date such transfer is consummated and otherwise treated in accordance with the Agreement, the Plan and Section 409A of the Code.
(d)    For purposes of applying Section 6(g) of the Plan to this Agreement, an Optionee’s employment will be deemed to have been terminated “in connection with” a Change in Control if such termination occurs during the three (3) month period prior to the Change in Control Date or during the twenty-four (24) month period beginning on the Change in Control Date. If the termination occurs during the three (3) month period prior to the Change in Control Date and vesting occurs due to the application of Section 6(g) of the Plan, the Change in Control Date shall be a Vesting Date. “Change in Control Date” is defined as (i) the date on which the event described in Sections 2(g)(i)-(iv) of the Plan is consummated, or (ii) the date on which the liquidation or dissolution described in Section 2(g)(v) of the Plan commences.

Version Nov 2019

3.Incorporation of the Plan by Reference. The Option awarded pursuant to this Agreement is granted under, and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference. The Optionee hereby acknowledges that a copy of the Plan has been made and remains available to the Optionee.
4.Definition of Cause. For purposes of this Agreement, Cause shall be defined as: (a) Optionee’s conviction of a crime, the circumstances of which involve fraud, embezzlement, misappropriation of funds, dishonesty or moral turpitude, and which is substantially related to the circumstances of Optionee’s duties; (b) Optionee’s conviction of a crime, the circumstances of which involve federal or state securities laws; or (c) Optionee’s falsification of Company or Affiliate records.
5.Compliance with Laws. The grant of the Option and issuance of Shares shall be subject to and in compliance with all applicable requirements of federal, state and foreign law with respect to such securities, other law or regulations and the requirements of any stock exchange or market system upon which the Stock may then be listed. The Company’s inability to obtain permission or other authorization from any relevant regulatory body necessary to the lawful issuance of any Shares shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority was not obtained. As a condition to exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto.
6.Governing Law. To the extent federal law does not otherwise control, this Agreement shall be governed by the laws of the State of Delaware, without giving effect to principles of conflicts of laws. The Optionee shall be solely responsible to seek advice as to the laws of any jurisdiction to which he or she may be subject, and participation by the Optionee in the Plan shall be on the basis of a warranty by the Optionee that he or she may lawfully so participate without the Company being in breach of the laws of any such jurisdiction.
7.Committee Discretion. This Award has been made pursuant to a determination made by the Committee. Notwithstanding anything to the contrary herein, the Committee shall have the authority as set forth in the Plan.
8.No Right to Continued Employment. Nothing in this Agreement shall be deemed to create any limitation or restriction on such rights as the Company or its Affiliates or Parent otherwise would have to terminate the employment of the Optionee at any time for any reason.
9.Entire Agreement. This Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties with respect to the subject matter hereof.
10.Not Assignable or Transferable. During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee. The Option shall not be assignable or transferable other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Optionee may request authorization from the Company to assign his or her rights with respect to the Option granted herein to a trust or custodianship, the beneficiaries of which may include only the Optionee, the Optionee’s spouse or the Optionee’s lineal descendants (by blood or adoption), and, if the Company grants such authorization, the Optionee may assign his or her rights accordingly. In the event of any such assignment, such trust or custodianship shall be subject to all the restrictions, obligations, and responsibilities as apply to the Optionee under the Plan and this Agreement and shall be entitled to all the rights of the Optionee under the Plan.

ACKNOWLEDGED AND ACCEPTED:	BELLRING BRANDS, INC.

By:
Optionee	Name:
Title:

Date

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